Exhibit 10.1

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (“Third Amendment”), dated September 17, 2018, by and between Bubb Road Joint Venture LLC (“Lessor”), as successor to Renault & Handley Employees Investment Co. (the “Original Lessor”), and Durect Corporation, a Delaware corporation (“Lessee”), amends that certain Lease, dated May 14, 2003 (the “Original Lease”), by and between Original Lessor and Lessee, as amended by that certain First Lease Extension dated December 15, 2008 (the “First Extension”) and that certain Second Amendment to Lease dated November 11, 2013 (the “Second Amendment”; the Original Lease, as amended by the First Extension and the Second Amendment, is hereinafter referred to as the “Lease”), for the Premises located at 10260 Bubb Road, Cupertino, California with reference to the following facts:

RECITALS

A.  WHEREAS, Lessee exercised its Option to Extend, as defined in and pursuant to Paragraph 3 of the Second Amendment, for an additional five (5) year term commencing on March 1, 2019 and expiring February 29, 2024.

B.  WHEREAS, Lessor and Lessee wish to set a new monthly rental rate for the extended term and provide for an additional five (5) year renewal option as set forth in this Third Amendment.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Lessor and Lessee agree as follows:

RECITALS; DEFINED TERMS

:  The recitals set forth above are incorporated by reference into this Third Amendment as though set forth at length. Capitalized terms used but not defined herein shall have the meanings given them in the Lease.

TERM

:  The Lease is hereby extended for a period of five (5) years, commencing on March 1, 2019 and terminating February 29, 2024 (the “Extension Term”).

OPTION TO EXTEND

:  Provided that Lessee is not in default under the Lease after applicable notice and cure periods, and has faithfully performed its obligations under the Lease, Lessor hereby grants Lessee an option to extend the term of this Lease (the “Option to Extend”) for a period of one (1) additional five (5) year term commencing March 1, 2024 and expiring February 28, 2029 (the “Option Period”) on all the same terms and conditions of the Lease excepting that there shall be no additional options to extend and excepting the Base Monthly Rent which shall be at 100% of the then current fair market monthly rental value for the Premises as improved (“FMV”) determined in accordance with Paragraph 36 of the Original Lease. Lessee shall exercise its Option to Extend by giving written notice to Lessor of its intent to do so not less than six (6) months nor more than nine (9) months prior to March 1, 2024.

RENTAL

: Base Monthly Rent for the Extension Term shall be payable to Lessor without defense, deduction or offset at such place or places as may be designated from time to time by Lessor in the following amounts:

Commencing on March 1, 2019, and on the first day of each and every succeeding month to and including February 1, 2020, $54,873.00 shall be due.

Commencing on March 1, 2020, and on the first day of each and every succeeding month to and including February 1, 2021, $56,519.19 shall be due.

Commencing on March 1, 2021, and on the first day of each and every succeeding month to and including February 1, 2022, $58,214.77 shall be due.

Commencing on March 1, 2022, and on the first day of each and every succeeding month to and including February 1, 2023, $59,961.21 shall be due.

Commencing on March 1, 2023, and on the first day of each and every succeeding month to and including February 1, 2024, $61,760.04 shall be due.

5.SECURITY DEPOSIT: Lessor shall retain the existing Security Deposit as security for the full and faithful performance of each and every term, condition, covenant and provision of the Lease, as may be extended.

6.CONDITION OF PREMISES: Lessee has accepted possession of the Premises, and Lessor shall have no obligation to alter or improve the Premises, or to pay any costs of any such alterations or improvements.

For purposes of Section 1938 of the California Civil Code, Lessor hereby discloses to Lessee, and Lessee hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Lessor hereby states as follows:

"A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."

In furtherance of the foregoing, Lessor and Lessee hereby agree as follows:

Upon at least thirty (30) days’ prior written notice to Lessor, Lessee shall have the right to require a CASp inspection of the Premises. If Lessee requires a CASp inspection of the Premises, then: (a) Lessor and Lessee shall mutually agree on the arrangements for the time and manner of the CASp inspection during such 30-day period; (b) the contract with the CASP inspector shall require the inspector to perform the inspection in accordance with the standard of care applicable to experts performing such inspections, Lessor shall be an intended third party beneficiary of such contract, and the contract shall otherwise be subject to Lessor’s reasonable approval; (c) the CASp inspection shall be conducted (i) at Lessee's sole cost and expense, (ii) by a CASp reasonably approved in advance by Lessor, (iii) in a manner reasonably satisfactory to Lessor, and (iv) shall be addressed to, and, upon completion, promptly delivered to, Lessor and Lessee; (d) the information in the inspection shall not be disclosed by Lessee to anyone other than contractors, subcontractors, and consultants of Lessee who are retained by Lessee to complete any repairs or correct violations to the extent that Lessee has agreed to undertake such repairs or corrections or who otherwise have a need to know the information therein and who are directed not to further disclose such information; and (e) Lessee shall correct any violations of the construction related accessibility standards within or relating to the Premises, in accordance with the terms of Paragraph 9 of the Lease, at Lessee’s cost, notwithstanding anything to the contrary in Paragraph 14 of the Lease.

7.FULL FORCE & EFFECT: As of the date hereof, the Lease is in full force and effect.  From and after the date hereof, the term “Lease” shall mean the Lease as amended by this Third Amendment.

8.ENTIRETY: Except as provided in this Third Amendment, the Lease is the entire agreement between the parties and there are no agreements or representations between the parties except as expressed herein.  Moreover, no subsequent change or modification of the Lease, as amended, shall be binding unless in writing and fully executed by Lessor and Lessee.

9.BROKERAGE:  Lessee represents and warrants to Lessor that Lessee’s broker, Colliers International, has negotiated this Third Amendment with Renault & Handley, Lessor’s broker, and Lessee has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Lessee in connection with this Third Amendment.  Lessor shall pay a brokerage commission to Renault & Handley and to Colliers International in connection with this Third Amendment, pursuant to separate agreements.  Lessee shall hold Lessor harmless from, and indemnify and defend Lessor against, any and all claims by any real estate broker or salesman, other than Renault & Handley or Colliers International, for a commission, finder’s fee or other compensation as a result of Lessee’s actions regarding this Third Amendment.

10.MISCELLANEOUS:  Any inconsistencies or conflicts between the terms and provisions of the Lease and the terms and provisions of this Third Amendment shall be resolved in favor of the terms and provisions of this Third Amendment. This Third Amendment may be executed and delivered in any number of counterparts, including delivery by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.AUTHORITY:  Lessor and Lessee each represent and warrant to the other that it has full authority to enter into and perform this Third Amendment without the consent or approval of any other person or entity including, without limitation, any mortgagees, partners, ground lessors, or other superior interest holders or interested parties. Each person signing this

Third Amendment on behalf of Lessor or Lessee represents and warrants that he or she has the full and complete authority, corporate, partnership or otherwise, to bind Lessor or Lessee, as the case may be, to this Third Amendment.

IN WITNESS THEREOF, Lessor and Lessee have executed this Third Amendment to Lease as of the date first above written.

Lessee:	Lessor:
DURECT CORPORATION, a Delaware corporation	BUBB ROAD JOINT VENTURE LLC, A California limited liability company
By: /s/ Matthew J. Hogan Name: Matthew J. Hogan Its: Chief Financial Officer	By Handley Management Corporation, Its Managing Member
By: /s/ Jacob Foraker Jacob Foraker President and CEO

4